Exhibit 10.37
CONFIDENTIAL
Settlement, Release and License Agreement Between
Transmeta Corporation And Intel Corporation
     This Settlement, Release and License Agreement (“Agreement”) is entered into as of December 31, 2007 (“Effective Date”) by and between Transmeta Corporation, a Delaware corporation having an office at 2540 Mission College Blvd., Santa Clara, CA 95054, (“Transmeta”) and Intel Corporation, a Delaware corporation having an office at 2200 Mission College Blvd., Santa Clara, California 95052, U.S.A. (“Intel”) (each of Transmeta and Intel being a “Party” and together the “Parties”).
WHEREAS, there is pending litigation in the United States District Court for the District of Delaware in Civil Action No. 06-633-GMS in which the Parties have asserted various claims and defenses against each other;
WHEREAS, in the pending litigation, each Party alleges, among other things, that certain of the other Party’s past and current microprocessor products infringe certain of its patents, and Transmeta further alleges that certain of Intel’s microprocessors in development infringe certain Transmeta patents;
WHEREAS, each Party denies that it infringes any of the patents asserted by the other Party and contends that the patents asserted by the other Party are either invalid or unenforceable;
WHEREAS, the Parties deny any liability arising from the pending litigation, but wish to resolve all claims, known and unknown, between them;
WHEREAS, the Parties entered into a Binding Term Sheet dated October 20, 2007, as amended on December 18, 2007 (the “Binding Term Sheet”), pursuant to which the Parties agreed to, among other things, settle the pending litigation and attempt to negotiate a definitive agreement by December 31, 2007 or have the Binding Term Sheet become the final agreement between the Parties effective December 31, 2007;
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the mutual covenants and payments set forth herein, the parties hereto agree as follows:
1. Definitions
1.1.	“Affiliate” means any entity that directly or indirectly controls or is under common control with the subject Party. Solely for the purposes of this definition of “Affiliate” set forth in this Section 1.1, “control” means direct or indirect ownership or control of (i) more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity; (ii) more than fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject entity; or (iii) any other ability to elect more than half of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.

1.2.	“Assert/Assertion” means to bring an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part. Examples of such body or tribunal include, without limitation, United States State and Federal Courts, the United States International Trade Commission and any foreign counterparts of any of the foregoing; provided, however, that this definition shall specifically exclude patent interference proceedings, if any, before the United States Patent and Trademark Office or any foreign counterpart patent office or agency.

1.3.	“Capture Period” shall mean any time on or prior to the tenth (10th) anniversary of the Effective Date.

1.4.	“Claims” shall mean actions, causes of action, claims or demands of any type, liabilities, losses, damages, duties, obligations, attorneys’ fees, court costs, or any other form of claim or compensation.

1.5.	“Change of Control” shall mean any transaction or series of related transactions with respect to any Party or Granting Subsidiary in which, either:
(1)i.1.	a Person or group of related Persons, any one of which is not a Covered Party and is not a Granting Subsidiary, who do not Control (as defined below) such Party prior to such transaction or series of transactions, subsequently obtain(s) Control of a Party by any means, whether by operation of law, acquisition of securities, merger, contract, acquisition of assets, or otherwise; or

(1)i.2.	a Person or group of related Persons, any one of which is not a Covered Party and is not a Granting Subsidiary, who do not Control such Granting Subsidiary prior to such transaction or series of transactions, subsequently obtain(s) Control of a Granting Subsidiary by any means, whether by operation of law, acquisition of securities, merger, contract, acquisition of assets, or otherwise in a transaction or series of transactions that result(s) in the Granting Subsidiary no longer meeting all the requisite conditions of being a Subsidiary.
As used in this Section 1.5, a Person (or group of related Persons) exercises “Control” over a Party or Granting Subsidiary when such Person or group owns or controls (either directly or indirectly) any of the following: (a) if the Party or Granting Subsidiary issues voting stock or other voting securities, more than fifty percent (50%) of the outstanding stock or securities entitled to vote for the election of directors or similar managing authority; or (b) if such Party or Granting Subsidiary does not issue voting stock or other voting securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions for such Party or Granting Subsidiary; or (c) any other ability to elect more than fifty percent (50%) of the board of directors or similar managing authority of the subject Party or Granting Subsidiary, whether by contract or otherwise; provided, however, that with respect to an Intel Granting Subsidiary that is a Minority Subsidiary, the applicable percentage in (a) through (c) above shall be sixty percent (60%) percent instead of fifty percent (50%).

1.6.	“Controlled Subsidiary” shall mean any Subsidiary in which a Party owns or controls (either directly or indirectly) any of the following:
(a)	if such entity has voting shares or stock or other voting securities, more than fifty percent (50%) of the outstanding shares or stock or securities entitled to vote for the election of directors or similar managing authority; or

(b)	if such entity does not have voting shares or stock or other voting securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions for such entity; or

(c)	any other ability to elect more than fifty percent (50%) of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.

For clarity, “Intel Controlled Subsidiary” shall mean a Subsidiary of Intel that is a Controlled Subsidiary, and “Transmeta Controlled Subsidiary” shall mean a Subsidiary of Transmeta that is a Controlled Subsidiary. For additional clarity, any event causing a Person that was once a Controlled Subsidiary to no longer meet the requisite conditions of being a Controlled Subsidiary as set forth in this Section 1.6, whether by Change of Control or otherwise, shall render such Person to be no longer a Controlled Subsidiary.
1.7.	“Covered Party” shall mean either Party and (but not necessarily together with) all of its Covered Subsidiaries.

1.8.	“Covered Subsidiary” shall mean any Granting Subsidiary in which a Party owns or controls an interest sufficient to receive at least forty percent (40%) of the profits and/or losses of such Granting Subsidiary, provided that such Granting Subsidiary shall be deemed to be also a Covered Subsidiary only so long as:
(a)	the Party owning or controlling such interest has not contractually or otherwise surrendered, limited, or in any other way forfeited any part of its share of the profits or losses distributed by the Granting Subsidiary;

(b)	the Party owning or controlling the shares, securities, or other interest required under Sections 1.19(a), 1.19(b) or 1.19(c) for such Granting Subsidiary to be a Subsidiary has not contractually or otherwise surrendered, limited, or in any other way constrained its authority to elect the managing authority or make decisions for the entity; and

(c)	all requisite conditions of being a Covered Subsidiary are met.

     For clarity, any event causing a Person that was once a Covered Subsidiary to no longer meet the requisite conditions of being a Covered Subsidiary as set forth in this Section 1.8, whether by Change of Control or otherwise, shall render such Person to be no longer a Covered Subsidiary.
1.9.	“Former Subsidiary” shall mean a Person that, after meeting all the requirements of being a Covered Subsidiary set forth in Section 1.8 (including without limitation agreeing to be bound by the terms of this Agreement), ceased to meet all the requirements of being a Subsidiary set forth in Section 1.19.

1.10.	“Granting Subsidiary” shall mean:
(a)	any Controlled Subsidiary with respect to which a Party has taken all steps necessary to bind that Controlled Subsidiary to the obligations, covenants, licenses and other terms of this Agreement, as such steps are further set forth in Subsection 3.4(a)(1), for so long as such Controlled Subsidiary remains so bound and continues to meet the requisite conditions for being a Controlled Subsidiary (subject to the terms of, among other provisions of this Agreement, Section 3.4(g)); and

(b)	any Minority Subsidiary who has elected and taken all steps necessary to be bound by the obligations, covenants, licenses and other terms of this Agreement, as such steps are further set forth in Subsection 3.4(b), for so long as such Minority Subsidiary meets the requisite conditions for being a Minority Subsidiary (subject to the terms of, among other provisions of this Agreement, Section 3.4(g)).
     For clarity, “Intel Granting Subsidiary” shall mean a Controlled Subsidiary or Minority Subsidiary of Intel that is a Granting Subsidiary and “Transmeta Granting Subsidiary” shall mean a Controlled Subsidiary or Minority Subsidiary of Transmeta that is a Granting Subsidiary. For additional clarity, the term “Granting Subsidiary” shall include all Intel Covered Subsidiaries and Transmeta Covered Subsidiaries, but the terms “Intel Covered Subsidiary” and “Transmeta Covered Subsidiary” shall include only those Granting Subsidiaries that meet the requisite conditions for qualifying as Covered Subsidiaries under the definition set forth in Section 1.8.
1.11.	“Information System Product” shall mean any active or passive circuit element, apparatus, appliance, circuit assembly, computer, device, equipment, firmware, housing, Integrated Circuit, instrumentality, material, method, process, service, software, substrate or other means for calculating, classifying, combining, computing, detecting, displaying, handling, hosting, imaging, inputting, manifesting, measuring, modifying, networking, originating, photographing, playing, printing, processing, providing, receiving, recording, reproducing, retrieving, scanning, serving, storing, switching, transmitting or utilizing any data or any other information for any purpose, including without limitation any component or subsystem thereof and any supplies therefor.

1.12.	“Initial Payment” shall mean have the meaning set forth in Section 4.1 hereof.

1.13.	“Integrated Circuit” shall mean an integrated unit comprising one or more active and/or passive circuit elements associated on one or more substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical functions (including, if provided therewith, housing and/or supporting means).

1.14.	“Intel Licensed Product” shall mean any product that constitutes: (a) an Information System Product that Intel or an Intel Covered Subsidiary makes, has made, sells or offers to sell, (b) software that Intel or an Intel Covered Subsidiary makes, has made, sells or offers to sell or (c) any combination thereof.

1.15.	“Minority Subsidiary” shall mean a Subsidiary that is not a Controlled Subsidiary.

1.16.	“Patents” shall mean Patent Rights that are owned or controlled at any time on or after the Effective Date by the applicable Party or any of its Granting Subsidiaries or to which such entities have the right to grant licenses, that have a first effective filing date or priority date during the Capture Period and to the extent that the applicable Party or any of its Granting Subsidiaries has the right to grant licenses within and of the scope set forth in this Agreement and without the requirement to pay consideration to any third Person (other than employees of the applicable Party or any of its Subsidiaries) for the grant of a license under this Agreement. For clarity, “Intel(’s) Patents” shall mean the Patents of Intel and its Granting Subsidiaries and “Transmeta(‘s) Patents” shall mean the Patents of Transmeta and its Granting Subsidiaries.

1.17.	“Patent Rights” shall mean all classes or types of patents (including without limitation originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patents throughout the world.

1.18.	“Person” shall mean any natural person, and any corporation, partnership, limited liability company or other legal entity recognized in any jurisdiction in the world.

1.19.	“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity recognized in any jurisdiction in the world, now or hereafter, in which a Party owns or controls (either directly or indirectly) any of the following:
(a)	if such entity has voting shares or stock or other voting securities, at least forty percent (40%) of the outstanding shares or stock or securities entitled to vote for the election of directors or similar managing authority; or

(b)	if such entity does not have voting shares or stock or other voting securities, at least forty percent (40%) of the ownership interest that represents the right to make decisions for such entity; or

(c)	any other ability to elect at least forty percent (40%) of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.
An entity shall be deemed to be a Subsidiary under this Agreement only so long as the Party owning or controlling the shares, stock, securities or other ownership interest required under Sections 1.19(a), 1.19(b) or 1.19(c) above has not contractually or otherwise surrendered, limited or in any other way constrained its authority to elect the managing authority or make decisions for the entity, and only so long as all the requisite conditions of being a Subsidiary are met. For clarity, any event causing a Person that was once a Subsidiary to no longer meet the requisite conditions of being a Subsidiary as set forth in this Section 1.19, whether by Change of Control or otherwise, shall render such Person to be no longer a Subsidiary.

1.20.	“Transmeta Power Management Technology” shall mean Transmeta’s power management and leakage control technologies as embodied in Transmeta’s LongRun and LongRun2 technologies. For clarity, Transmeta Power Management Technology shall not include, as a non-limiting example, any microprocessor architecture technology.
2. Mutual Releases
2.1.	Transmeta Release.
(a)	Transmeta (for itself and on behalf of all persons acting for it, including directors, officers and employees, to the fullest extent Transmeta has such authority), each of its Granting Subsidiaries and Affiliates, and their predecessors, successors and assigns hereby release, acquit and forever discharge Intel and its Covered Subsidiaries that are Covered Subsidiaries as of the Effective Date from any and all Claims, known or unknown, suspected or unsuspected, that they have, have had or may have relating to or arising from any acts, omissions or statements made on or before the later of the Effective Date or, with respect to any Transmeta Granting Subsidiary, the date of becoming a Transmeta Granting Subsidiary.

(b)	Transmeta (for itself and on behalf of all persons acting for it, including directors, officers and employees, to the fullest extent Transmeta has such authority) and each of its Granting Subsidiaries and Affiliates, and their predecessors, successors and assigns hereby release, acquit and forever discharge all the direct and indirect distributors, customers and contract manufacturers of Intel and of its Covered Subsidiaries that are Covered Subsidiaries as of the Effective Date, from any and all claims for patent infringement that they have, have had or may have based on any acts or omissions occurring on or before the later of the Effective Date or, with respect to any Transmeta Granting Subsidiary, the date of becoming a Transmeta Granting Subsidiary, which, had they been performed after the later of the Effective Date or the date of becoming a Transmeta Granting Subsidiary, would have been licensed under this Agreement.
2.2.	Intel Release.
(a)	Intel (for itself and on behalf of all persons acting for it, including directors, officers and employees, to the fullest extent Intel has such authority) and each of its Granting Subsidiaries and Affiliates, and their predecessors, successors and assigns hereby release, acquit and forever discharge Transmeta and its Covered Subsidiaries that are Covered Subsidiaries as of the Effective Date from any and all Claims, known or unknown, suspected or unsuspected, that they may have, have had or may have relating to or arising from any acts, omissions or statements made on or before the later of the Effective Date or, with respect to any Intel Granting Subsidiary, the date of becoming an Intel Granting Subsidiary.

(b)	Intel (for itself and on behalf of all persons acting for it, including directors, officers and employees, to the fullest extent Intel has such authority) and each of its Granting Subsidiaries and Affiliates, and their predecessors, successors and assigns hereby release, acquit and forever discharge all the direct and indirect distributors, customers and contract manufacturers of Transmeta and of its Covered Subsidiaries that are Covered Subsidiaries as of the Effective Date, from any and all claims for patent infringement based on the manufacture, use, sale, offer for sale or importation of any Transmeta products on or before the Effective Date.
2.3.	Known and Unknown Claims. For clarity, and without limiting or changing the provisions of Sections 7.8 and 7.9 of this Agreement, the Parties hereby irrevocably waive any reliance upon Section 1542 of the California Civil Code, or any similar legal provision, which may be adjudicated for any reason to apply notwithstanding or as a result of Sections 7.8 and 7.9. Section 1542 of the California Civil Code states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
As between themselves, and as between their Granting Subsidiaries on one side and their Covered Subsidiaries on the other, the Parties intend the provisions of Sections 2.1 and 2.2 to be a full release of all claims and liability, both known and unknown, arising out of any and all acts prior to the later of the Effective Date or the date of becoming a Granting Subsidiary of a Party (in the case of a Granting Subsidiary that becomes a Granting Subsidiary after the Effective Date). Further, as between Transmeta and each of its Granting Subsidiaries, on one side, and the direct and indirect distributors and customers of Intel and its Covered Subsidiaries on the other, the Parties intend the provisions of Section 2.1(b) to be a full release of all claims and liability, both known and unknown, arising out of any and all acts prior to the later of the Effective Date or the date of becoming a Transmeta Granting Subsidiary, which, had such acts been performed after the later of the Effective Date or the date of becoming a Transmeta Granting Subsidiary, would have been licensed under this Agreement. These full releases of known and unknown claims apply in any jurisdiction where an action or claim inconsistent with the release might be filed, notwithstanding the existence in any such jurisdiction of a statute or other legal provision similar to Section 1542 of the California Civil Code.

2.4.	Ownership and Indemnification of Released Claims: Each of Intel and Transmeta hereby warrants, represents and agrees that it is the sole and lawful owner of all rights, title, and interests in and to every claim and every matter which it purports to release in this Section 2, and that it has not heretofore assigned or transferred, or purported or attempted to assign or transfer to any Person any claims or other matters herein released. Transmeta shall indemnify, defend and hold harmless any Person released hereunder from any and all future claims arising out of or relating to such assignment or transfer by Transmeta of any claims or other matters released herein. Intel shall indemnify, defend and hold harmless any Person released hereunder from any and all future claims arising out of or relating to such assignment or transfer by Intel of any claims or other matters released herein.

2.5.	Dismissal of Litigation. Within ten (10) days of the date of Transmeta’s receipt of the Initial Payment, the Parties shall file stipulations to dismiss all pending lawsuits between them with prejudice, each Party to bear its own attorneys’ fees and costs.

2.6.	Stipulation on Re-Examinations. Intel agrees that it will not voluntarily participate in any of the eleven reexamination proceedings declared by the United States Patent & Trademark Office in connection with the patents asserted by Transmeta in the litigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall prevent or limit Intel from complying with any order of a court or other governmental authority.
3. Grant Of Rights
3.1.	Intel Covenant Not to Sue. Subject to the terms and conditions of this Agreement and so long as Transmeta, its Affiliates and its Granting Subsidiaries have not Asserted any Transmeta Patent against Intel or any Intel Covered Subsidiary, Intel and its Granting Subsidiaries hereby agree that they shall not Assert any Intel Patent against Transmeta or its Covered Subsidiaries for:
(a)	the making or using of the subject matter claimed by such Intel Patent solely for the internal research purposes of Transmeta and its Covered Subsidiaries, so long as such research is conducted by Transmeta employees or contractors who are (i) engaged by and subject to duties of confidentiality to Transmeta and (ii) working at facilities regularly operated by Transmeta; and

(b)	the inducement or contributory infringement of such Intel Patent arising solely from Transmeta’s licensing of the Transmeta Power Management Technology (and related technology transfer and technical support services to the extent they are reasonably necessary to facilitate such licensing) but only as to the Transmeta Power Management Technology existing as of October 20, 2007.
For clarity, the above covenants (i) do not apply to, among other things, any marketing, distribution, sale, offering to sell, importation, manufacturing, purchasing or other disposition of any product or service, except as expressly set out in Section 3.1(b) above, and (ii) do not grant any license, immunity or protection, expressly or by implication, estoppel or otherwise, to any customer, licensee, distributor, importer or partner of Transmeta or its Subsidiaries for any act, including but not limited to the making, having made (including by Transmeta) offering to sell, selling using or otherwise disposing of any process, machine, manufacture or composition of matter. No right or covenant granted by Intel under this Section 3.1 is transferable, whether by assignment, Change of Control or operation of law, without Intel’s prior written consent, which consent may be withheld at Intel’s sole discretion.
3.2.	Transmeta Licenses to Intel. Subject to the terms and conditions of this Agreement, Transmeta and its Granting Subsidiaries hereby grant to:
(a)	Intel and its Covered Subsidiaries a non-exclusive, non-transferable, worldwide license, without the right to sublicense, under Transmeta’s Patents to:
(1)	make, use, sell (directly and/or indirectly), offer to sell, import and otherwise dispose of all Intel Licensed Products, alone and in combination with other Intel Licensed Products and/or other products; and

(2)	make, have made, use and/or import any equipment and practice any method or process for the manufacture, use, import and/or sale of Intel Licensed Products; and

(3)	have made products by another manufacturer for supply to Intel or to any Intel Covered Subsidiary for use, import, sale, offer for sale or disposition by Intel or any Intel Covered Subsidiary pursuant to the license granted above in Section 3.2(a)(1); and
(b)	direct and indirect customers of Intel and its Covered Subsidiaries a non-exclusive, non-transferable, worldwide license, without the right to sublicense, under Transmeta’s Patents to use, sell, offer to sell, import and otherwise dispose of all Intel Licensed Products, alone and in combination with other Intel Licensed Products and/or other products; provided however, that any combination of one or more Intel Licensed Products with one or more other products shall be licensed under a patent claim of a Transmeta Patent reading on that combination if and only if the combination would not infringe the claim of the Transmeta Patent but for the inclusion of at least one Intel Licensed Product.
The Parties agree and acknowledge that customers of Intel and its Covered Subsidiaries are intended to be third-party beneficiaries under the terms of this Section 3.2.

3.3.	Software. Transmeta understands and acknowledges that Intel Licensed Products may consist of software, and that software is often distributed to end users by providing a single master copy of such software to a distributor, replicator, VAR, OEM or other agent and authorizing such agent to reproduce such software in substantially identical form and distribute it as a product of the providing Party. Accordingly, Transmeta agrees that the licenses granted to Intel in this Section 3 are intended to apply to the reproduction and subsequent distribution, as a product of Intel or of any of Intel’s

Covered Subsidiaries, of such software Intel Licensed Products by any such authorized agent.
3.4.	Covenants, Licenses and Subsidiaries.
(a)	Intention for Controlled Subsidiaries to be Bound.
(1)	Each Party (as used in this Section 3.4(a), the “First Party”) represents, warrants and covenants to the other Party (as used in this Section 3.4(a), the “Second Party”) that the First Party shall take all necessary actions, corporate, contractual or otherwise, required to ensure that:
i.	each and every of its Controlled Subsidiaries which meet the conditions requisite for being a Controlled Subsidiary as of the Effective Date shall meet the requisite conditions to become a Granting Subsidiary (including without limitation agreeing to be bound by the releases, licenses and other terms of this Agreement) no later than ninety (90) days from the Effective Date; and

ii.	each and every Person which subsequently becomes one of the First Party’s Controlled Subsidiaries shall become a Granting Subsidiary no later than sixty (60) days from the date such Person first meets all the conditions requisite for being a Controlled Subsidiary.
(2)	The Parties agree that breach by a First Party of any covenant, representation or warranty set forth in Subsections 3.4(a)(1)i and 3.4(a)(1)ii above shall not be a material breach. Additionally, in the event of any such breach, the Second Party’s remedy shall be strictly limited to the rights, as its sole and exclusive remedies for any such breach:
i.	to seek and secure equitable relief ordering such First Party to take all necessary actions, corporate, contractual or otherwise, required to ensure that each and every First Party Controlled Subsidiary becomes a Granting Subsidiary; and

ii.	solely in the event a Person that is, as of the Effective Date, or at any time after the Effective Date becomes, a First Party Controlled Subsidiary and thus should have been bound to the terms of this Agreement pursuant to the terms of Subsection 3.4(a)(1), but was in fact not so bound, makes an allegation at any time during the term of this Agreement of infringement of Patent Rights, including without limitation by initiation of litigation or of any administrative claim, against the Second Party, any Second Party Covered Subsidiary or their successors-in-interest, regardless of whether that Person is at the time of such initiation still a Controlled Subsidiary, the Second Party shall have the right to recover from the First Party all damages reasonably foreseeable and proximately caused by the First Party’s breach of any covenant, representation or warranty set forth in Subsections 3.4(a)(1)i and 3.4(a)(1)ii.
(3)	Each Party agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patents directed to inventions that are made by its employees and former employees, as well as the employees and former employees of its Subsidiaries, and/or all Patents directed to inventions that are made by its contractors during performance of work paid for by the Party or any of its Subsidiaries, in each case, either alone or in conjunction with the employees and/or contractors of one or more of its Subsidiaries or third Persons (to the extent legally possible), are subject to the licenses or covenant not to sue under this Agreement. Each Party further agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patents directed to inventions that are made in substantial part using funding provided directly or indirectly by that Party and/or its Subsidiaries are covered by the licenses or covenant not to sue under this Agreement.
(b)	Election of Intel Minority Subsidiary to be Bound. Each Intel Minority Subsidiary may elect to become a Granting Subsidiary by agreeing in writing to be bound by the releases, licenses and all other terms of this Agreement. Each Intel Minority Subsidiary which becomes an Intel Granting Subsidiary will become an Intel Covered Subsidiary only if and for only as long as all requisite conditions of being an Intel Covered Subsidiary are met.

(c)	Broad Scope. In the event that neither a Party nor any of its Granting Subsidiaries has the right to grant a license or covenant not to sue under any particular Patent Rights of the scope set forth in this Agreement, then the license or covenant not to sue granted herein under such Patent Rights shall be of the broadest scope the Party or any of its Granting Subsidiaries has the right to grant.

(d)	Consent to Third-Party License Grant. If a third Person has the right to grant a covenant not to sue and/or license under Patent Rights within the scope of those granted under Section 3 of this Agreement, but such right is subject to the consent of the other Party or any of its Granting Subsidiaries (collectively, “Consenting Party”), the Consenting Party shall provide said third Person with any consent required to enable said third Person to so covenant not to sue and/or license on whatever terms such third Person may deem appropriate. In the event said Covered Party is required to pay any royalties or other consideration to such third Person for such grant of Patent Rights and the Consenting Party receives all or any portion of any such royalties or other consideration, the Consenting Party shall tender to such Covered Party an amount equal to the value of any royalties or other consideration received by the Consenting Party as a result of said third Person so covenanting not to sue and/or licensing such Covered Party, but such amount shall in no case be more than the amount such Covered Party actually paid to said third Person for such grant of Patent Rights.

(e)	No Sham Subsidiaries. The Parties represent, warrant and covenant that they shall not participate in the creation or acquisition of any Subsidiary where a primary purpose of such creation or acquisition is to extend the benefits of this Agreement to a third Person. The Parties agree that any such attempt shall not extend any rights under this Agreement to such third Person or Subsidiary, including without limitation any benefit as a Covered Subsidiary.

(f)	Restricted Patent Rights. If any Transmeta or any Transmeta Granting Party owns or has the right to enforce or control the enforcement of any Patent Rights, but does not have the right to license such Patent Rights to Intel under the terms of this Agreement (such Patent Rights referred to in this Section 3.4(f) as “Restricted Patent Rights”) then, if and to the extent such Restricted Patent Rights would have been licensed to Intel under this Agreement if Transmeta or the Transmeta Granting Subsidiary had the right to license such Restricted Patent Rights:
(1)	Transmeta and the Transmeta Granting Subsidiary hereby grants to Intel, and promises for itself and its permitted successors and assigns of such Restricted Patent Rights to abide by its grant of, an immunity from suit for infringement of such Restricted Patent Rights of a scope identical to the rights that would have been granted under this Agreement if Transmeta or the Transmeta Granting Subsidiary had the right to license such Restricted Patent Rights;

(2)	Transmeta and the Transmeta Granting Subsidiary shall not give its assent if that assent is required to allow a third Person to Assert the Restricted Patent Rights against Intel products or activities; provided that in any event Transmeta and the Transmeta Granting Subsidiary shall be free to fulfill its preexisting contractual obligations to provide assistance and support as may be required under any pre-existing contractual agreement; and

(3)	Transmeta and the Transmeta Granting Subsidiary promise to offset or repay over to Intel any monetary awards for damages and/or royalties to be paid or paid by Intel and owing to or ultimately delivered to Transmeta or the Transmeta Granting Subsidiary as a result of litigation or received in compromise of any claim by the holder of the Restricted Patent Rights against Intel Licensed Products to the extent attributable to such Restricted Patent Rights.
(g)	Cessation of Subsidiary Status. Notwithstanding anything to the contrary contained in this Agreement, the extension of rights under Sections 3.1 and 3.2 hereof to a Covered Subsidiary shall apply only during the time period when such Covered Subsidiary meets all requisite conditions of being a Covered Subsidiary.

However, if a Granting Subsidiary of a Party holds any Patents that are licensed to or the subject of a covenant not to sue for the benefit of the other Party and its Covered Subsidiaries under the terms of this Agreement and that Granting Subsidiary ceases to meet all requisite conditions of being a Granting Subsidiary for any reason, the licenses or covenants not to sue granted by such Granting Subsidiary to the other Party and its Covered Subsidiaries under the terms of this Agreement shall continue for the life of the Patents subject to such licenses, and the terms of Sections 7.14 and 7.15 shall continue to apply to such Patents, even after such entity ceases to meet all the requirements of being a Granting Subsidiary.

(h)	Rights Requiring Payment to Third Parties. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Party or any of its Granting Subsidiaries (the “Grantor”) obtains any Patent Rights that would be included within the Patents licensed or covenants not to sue under this Agreement but for the fact that granting such a license or covenant would require such Grantor to make payments to a third Person who is not its Subsidiary, such Patent Rights shall be included within the Patents, if the other Party or one or more of its Covered Subsidiaries agrees in a separate written agreement to be bound by, and protect such Grantor against, those payment obligations.

(i)	Rights to Former Subsidiaries. Notwithstanding anything to the contrary in this Agreement, including without limitation the provisions of Section 3.4(g), Transmeta grants to each Intel Covered Subsidiary that becomes a Former Subsidiary a patent license sufficiently broad to encompass the existing and anticipated business operations of the Former Subsidiary as of the time the Former Subsidiary ceases to meet all requirements of being a Subsidiary, as set forth in the definition of that term in Section 1.19, provided that:
(1)	within six (6) months of the date the Former Subsidiary ceases to meet all requirements set forth in the definition of Subsidiary, Intel notifies Transmeta in writing of its intention to exercise its rights under this Section 3.4(i); and

(2)	the Former Subsidiary does not first initiate a lawsuit or other proceeding alleging patent infringement against Transmeta or any of its Granting Subsidiaries for the activities that are subject to the covenant granted in Section 3.1 of this Agreement.
3.5.	No Other Rights. No rights are granted under this Agreement, by implication, estoppel, statute or otherwise, except as expressly set forth herein. Without limiting the previous sentence, except as expressly provided in Section 3, nothing in the licenses or immunities granted under this Agreement or otherwise contained in this Agreement shall expressly or by implication, estoppel or otherwise give either Party or any of its Granting Subsidiaries any right to license (or sublicense) the other Party’s Patents to others. Nor does anything in this Agreement grant any license to any Transmeta Covered Party.

4. Business Terms
4.1.	Consideration and Payment. In consideration of the Parties’ obligations under this Agreement, including without limitation the releases, covenants and licenses set forth in Sections 2 and 3, Intel shall make (i) a one-time non-refundable cash payment of One Hundred and Fifty Million U.S. Dollars (US$150,000,000) to Transmeta (“Initial Payment”) within thirty (30) days of the Effective Date, and (ii) non-refundable annual payments of Twenty Million U.S. Dollars (US$20,000,000) to Transmeta payable on January 31st of every year beginning in 2009 and continuing through 2013. For purposes of clarification, the total amount paid by Intel to Transmeta under this Section 4.1 shall not exceed Two Hundred and Fifty Million U.S. Dollars (US$250,000,000). Intel shall pay the sums due by wire transfer for the account of Transmeta to such account as Transmeta may indicate from time to time by written notice to Intel in accordance with this Agreement no less than thirty (30) days before any payment is due to Transmeta.

4.2.	Taxes. The payments specified in Section 4.1 above shall be the total amount paid by Intel, without any additional amounts due or paid as a result of any present and future taxes (including without limitation any income taxes, sales taxes, use taxes, stamp taxes, value added taxes, property taxes and all other taxes, duties or imposts) that may be imposed by any taxing authority on or in relation to this Agreement. Payment of any and all such taxes shall be the sole responsibility of Transmeta. In the event Intel in its reasonable judgment believes that it is prohibited by law from making the payment specified in Section 4.1 unless Intel deducts or withholds taxes therefrom and remits such taxes to any taxing jurisdiction, Intel shall notify Transmeta of such belief in writing and confer with Transmeta in good faith regarding the basis for such belief. If after conferring with Transmeta, Intel continues to believe that it is prohibited by law from making the payment specified in Section 4.1 unless Intel deducts or withholds taxes therefrom and remits such taxes to any taxing jurisdiction, then Intel may duly withhold and remit such taxes and shall pay to Transmeta the remaining net amount after the taxes have been withheld. If under any applicable income tax treaty the amount of taxes withheld can be reduced, Intel will do so provided that Transmeta provides all documents necessary to avail itself of this reduction in withholding tax. Intel shall not reimburse Transmeta for the amount of such taxes withheld. Upon Transmeta’s request, Intel will promptly furnish Transmeta with a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made under this Agreement.

4.3.	Technology License Agreement. Concurrent with the execution of this Agreement, the Parties will enter into a Technology License Agreement substantially in the form attached as Exhibit A hereto pursuant to which Transmeta will license to Intel and its Covered Subsidiaries Transmeta’s LongRun, LongRun2 and related technologies.
5. Term, Termination And Suspension
5.1.	Term. This Agreement and the rights and licenses granted under this Agreement shall become effective on the Effective Date, and shall continue in effect until the expiration of the last to expire of the Patents, unless earlier terminated by the Parties pursuant to Section 5.2.

5.2.	Termination and Suspension. This Agreement may only be terminated upon the mutual written agreement of all of the Parties. However, the Parties shall have the limited right to temporarily suspend performance of certain obligations in the following circumstances:
(a)	Limited Right To Suspend Performance By Intel. In the event that Intel, an Intel Covered Subsidiary, and/or a direct or indirect customer of Intel is sued for infringement of one or more Transmeta Patents that Intel contends is(are) licensed under this Agreement, or Intel receives from a direct or indirect customer of Intel a written tender of indemnification based upon a written charge of infringement of one or more Transmeta Patents that Intel contends is(are) licensed under this Agreement, then Intel shall have the right to suspend making the payments required by Section 4.1 until (i) such suit is dismissed, (ii) such charge is withdrawn in writing, or (iii) the issue of whether or not the alleged infringement is licensed under this Agreement has been adjudicated or otherwise resolved. Transmeta agrees that Intel’s good faith suspension of performance under this Section 5.2(a) shall not constitute a breach of this Agreement.

(b)	Limited Right To Suspend Performance By Transmeta. In the event that Intel fails to make any payment required by Section 4.1 and Intel has not invoked its rights under Section 5.2(a), Transmeta shall have the right to suspend the licenses granted under Section 3.2 until all payments, including accrued interest, have been made to Transmeta, at which time the licenses to Intel under this Agreement shall immediately resume effective as of the date of the initial suspension. Intel agrees that Transmeta’s good faith suspension of performance under this Section 5.2(b) shall not constitute a breach of this Agreement. For purposes of clarity, Transmeta shall not have the right to suspend performance under this Section 5.2(b) based solely on Intel’s invocation of its rights under Section 5.2(a).
5.3.	Survival. The provisions of Sections 1, 2, 3, 4.1, 5.3, 6 and 7 will survive any termination or expiration of this Agreement as a whole.
6. Warranties and Disclaimer
6.1.	Transmeta represents and warrants that:
(a)	Transmeta has not assigned or granted any exclusive licenses to any third Person for any Transmeta Patent Rights prior to the Effective Date; and

(b)	Transmeta has taken, and will continue to take, steps that are reasonable and in good faith under the circumstances to ensure that all Patent Rights having a first effective filing date or priority date during the Capture Period and directed to inventions made by the employees and former employees of Transmeta and its

Granting Subsidiaries during and within the scope of their employment at Transmeta have been assigned to Transmeta and are included as Transmeta Patents under this Agreement; and

(c)	Transmeta has the right and authority to grant the licenses granted under Section 3.2 of this Agreement.
6.2.	Nothing contained in this Agreement shall be construed as:
(a)	a warranty or representation by any Party or any Granting Subsidiary as to the validity, enforceability or scope of any class or type of Patent Right; or

(b)	an agreement by or obligation of any Party or any Granting Subsidiary to bring or prosecute actions or suits against any third Person for infringement or conferring any right to bring or prosecute actions or suits against any third Person for infringement; or

(c)	an agreement by or obligation of any Party or any Granting Subsidiary to defend any action or suit brought by a third Person that challenges the validity of any of its patents; or

(d)	conferring any right to any Person to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of any Party or any Granting Subsidiary; or

(e)	conferring by implication, estoppel or otherwise, to any Person, any license or other right under any Patent Rights, copyright, maskwork, trade secret, trademark or other intellectual property right, except the licenses, covenants and rights expressly granted under this Agreement; or

(f)	a requirement that either any Party or any Granting Subsidiary file or maintain any patent; or

(g)	an obligation of any Party or any Granting Subsidiary to file any patent application, or to secure any patent or Patent Rights, or to maintain any patent in force.
6.3.	NO IMPLIED WARRANTIES. EACH PARTY AND EACH GRANTING SUBSIDIARY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO ITS PATENTS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4.	Covenants. Transmeta covenants that, in the event that it is made aware of any patent or patent application directed to inventions made by its or its Granting Subsidiaries’ employees or former employees during and within the scope of their employment at Transmeta that has not been assigned to Transmeta, Transmeta shall cooperate with Intel in good faith and use efforts that are commercially reasonable under the circumstances to cause the applicable employee(s) or former employee(s) to assign the applicable patent or patent application to Transmeta.

6.5.	Indemnification. Transmeta shall indemnify and hold harmless Intel, its Covered Subsidiaries and each of their officers, directors and employees from and against any and all claims, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) of any kind finally levied against or incurred by Intel, its Covered Subsidiaries, and their officers, directors and employees, arising out of or in connection with any breach of any of the representations or warranties set forth in Section 6.1 of this Agreement. Intel shall have sole control of the defense and settlement of all claims, actions or proceedings and all negotiations relating thereto.
7. Miscellaneous Provisions
7.1.	Authority. Each Party and each Granting Subsidiary represents and warrants that it has the right to grant the licenses and releases it grants under this Agreement.
7.2.	No Assignment or Assumption.
(a)	General. This Agreement is personal to the Parties and their Granting Subsidiaries. Neither this Agreement nor any right or obligation hereunder shall be assignable or assumable, whether in connection with a Change of Control, bankruptcy or otherwise, either voluntarily, by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party; provided, however, that Transmeta may, in its sole discretion, and without consent by Intel, sell, assign, transfer or pledge the rights to receive payments under Section 4.1 of this Agreement. Notwithstanding the foregoing, Transmeta may assign this Agreement in connection with a sale or transfer of all or substantially all of its assets (including in connection with a Change of Control or by operation of law); provided that (i) Transmeta gives Intel not less than twenty (20) days’ prior written notice and (ii) the assignee agrees in writing to be bound by all the terms and conditions of this Agreement. The Parties agree that, upon any assignment or transfer of this Agreement by Transmeta, whether by assignement, Change of Control or operation of law, the covenants granted by Intel in Section 3.1 herein shall automatically and immediately terminate without any further action or notice by Intel unless Intel has granted prior written consent specifically directed to the assignment of the covenants pursuant to Section 3.1.

(b)	Assignment or Assumption in Bankruptcy. Without limiting any other provision of this Agreement, with respect to any proposed or purported assumption or assignment of any right or duty under this Agreement by a Party or any Covered Subsidiary during or in connection with any bankruptcy proceeding related to that Party or Covered Subsidiary, the Parties agree and stipulate as follows:

(1)	This Agreement is an executory agreement under 11 U.S.C. § 365 (Title 11 of the United States Code being henceforth referred to in this Section 7.2(b) as the “Bankruptcy Code”);

(2)	This Agreement is personal to the Parties and their Granting Subsidiaries. As a licensor of, or grantor of covenants related to, intellectual property (as that term is defined in Section 101 of the Bankruptcy Code) under this Agreement, in entering this Agreement and granting the rights it grants under this Agreement, each Party and each Granting Subsidiary has, in its efforts to protect its own valuable intellectual property, relied on the particular skills and business qualities of the recipients of such rights. Such skills and business qualities include, without limitation, the expected future innovation of the other Party and its Covered Subsidiaries to be licensed to each Party and Covered Subsidiary under this Agreement, and the particular market segments addressed by the other Party and its Covered Subsidiaries in their businesses. Therefore, the Parties and the Granting Subsidiaries agree that in the event of either Party’s entry into bankruptcy proceedings of any kind (including without limitation the entry into bankruptcy proceedings of any kind by any Covered Subsidiary), this Agreement is of the type described in Section 365(c)(1) of the Bankruptcy Code because U.S. patent law prohibits the assignment of a patent license without the consent of the licensor, and thus, notwithstanding the provisions of Section 365(f) of the Bankruptcy Code or any similar provision, this Agreement may not be assumed or assigned in bankruptcy by a Party or any of its Covered Subsidiaries without the consent of the other Party to this Agreement.

(3)	The Parties agree that in the event that Transmeta and/or its Granting Subsidiary files or has filed against it a petition for relief under the Bankruptcy Code and this Agreement were rejected in such case, Intel may, in accordance with Section 365(n)(1)(B) of the Bankruptcy Code, elect to retain its license rights with respect to the Transmeta Patents under Section 3 of this Agreement, in which event Intel shall remain liable to the extent provided in Section 365(n)(1)(B) for the payments set forth in Section 4.1 and such payments shall be deemed royalties for the ongoing licenses set forth in Section 3.2 herein.
(c)	Any purported assignment, assumption or transfer in violation of this Section 7.2 shall be null and void. Subject to the provisions of this Section 7.2, this Agreement shall be binding upon and inure to the benefit of the Parties, the Granting Subsidiaries and their permitted successors and assigns.
7.3.	Notice. All notices required or permitted to be given under the terms of this Agreement shall be in writing (regardless of whether the provision requiring such notice expressly calls for such notice to be in writing) and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Transmeta or any of its Granting Subsidiaries:	If to Intel or any of its Granting Subsidiaries:

President	General Counsel
Transmeta Corporation	Intel Corporation
2540 Mission College Blvd.	2200 Mission College Blvd.
Santa Clara, CA 95054	Santa Clara, CA 95052
United States of America	United States of America

With copies to:	With a copy to:
General Counsel	Director of Licensing
Transmeta Corporation	Intel Corporation
2540 Mission College Blvd.	2200 Mission College Blvd.
Santa Clara, CA 95054	Santa Clara, CA 95052
United States of America	United States of America

Mark A. Leahy, Esq.
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
United States of America
Such notices shall be deemed to have been served when received by the addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

7.4.	No Rule of Strict Construction. Regardless of which Party may have drafted this Agreement or any part thereof, no rule of strict construction shall be applied against either Party or any of its Granting Subsidiaries. If any provision of this Agreement is determined by a court to be unenforceable, the Parties shall deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be so modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

7.5.	Taxes. Subject to the provisions of Section 4.2, each Party and each Granting Subsidiary shall be responsible for the payment of its own tax liability arising from this transaction.

7.6.	Entire Agreement. This Agreement embodies the entire understanding of the Parties and their Granting Subsidiaries with respect to the subject matter hereof, and merges all prior oral or written communications between them, including without limitation, the Binding

Term Sheet. Neither of the Parties or their Granting Subsidiaries shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either Party or any Granting Subsidiary shall alter the meaning or interpretation of this Agreement.

7.7.	Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless assented to in writing by the Party who would be charged, or whose Granting Subsidiary would be charged, and the waiver of any breach or default will not constitute a waiver of any other right under, or any subsequent breach or default of, this Agreement.

7.8.	Governing Law. All matters arising out of or related to this Agreement, including without limitation all matters connected with its performance, shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of Delaware, without reference to conflict of laws principles.

7.9.	Jurisdiction. All disputes and litigation arising out of or related to this Agreement, including without limitation matters connected with its performance and litigation between Covered Parties regarding the Patents licensed hereunder, shall be subject to the exclusive jurisdiction of the courts of the State of Delaware or of the Federal courts sitting therein. Each Party and each Granting Subsidiary hereby irrevocably submits to the personal jurisdiction of such courts and irrevocably waives all objections to such venue.

7.10.	Dispute Resolution. Any dispute arising out of or related to this Agreement shall be resolved as follows: First, within forty five (45) days from one Party’s written request to the other, senior executives of both Parties shall meet to attempt to resolve such dispute. If the senior executives cannot resolve the dispute, either Party may then make a written demand for formal dispute resolution by tendering to the other Party notice of the dispute and its intent to invoke the terms of this Section 7.10. The Parties agree to meet within ninety (90) days of such a demand with an impartial mediator selected by mutual agreement to consider dispute resolution alternatives other than litigation. In the event the Parties cannot agree on a mediator, they shall each select one nominator, who shall not at that time be employed by either Party, and the two nominators shall agree on and appoint the mediator. If the Parties have not resolved the dispute or agreed on an alternative method of dispute resolution within thirty (30) days after the one-day mediation, either Party may begin litigation proceedings; provided, however, nothing in this provision shall prevent either Party from seeking preliminary injunctive relief. The prevailing party in any legal action brought by one Party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies that such prevailing party may have, to reimbursement for all losses and expenses incurred by such prevailing party and its customers, including without limitation, court costs and reasonable attorneys’ fees. In addition, Intel shall further have the right to offset and deduct any monies awarded under this Section 7.10 from any payments required to be made by Intel under Section 4.1.
7.11.	Confidentiality of Terms. Each Party and each Granting Subsidiary thereof shall keep the terms of this Agreement (including without limitation the payment terms) confidential and shall not now or hereafter divulge these terms to any third Person except:
(a)	with the prior written consent of the other Party; or

(b)	to any governmental body having jurisdiction and authority to compel such disclosure, provided that before such disclosure the Party or Granting Subsidiary required to make such disclosure shall seek confidential treatment of any disclosed portion of this Agreement and shall reasonably cooperate with the other Party in seeking and securing such confidential treatment; and provided that, in the event that Transmeta or any of its Granting Subsidiaries is requested or is legally required or becomes legally compelled by any governmental authority or regulatory body (including without limitation the Securities and Exchange Commission) or by statute or regulation or by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process, including without limitation in connection with any public or private offering of the capital stock of Transmeta or any of its Granting Subsidiaries to disclose any terms of this Agreement, Transmeta and its impacted Granting Subsidiary shall provide Intel with prompt written notice of that fact before such disclosure and will use their best efforts to fully cooperate with Intel to seek a protective order, confidential treatment or other appropriate remedy with respect to the disclosure. In the event of any such disclosure, Transmeta or such compelled Transmeta Granting Subsidiary shall disclose only that portion of the confidential information that Transmeta is legally required to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent requested by Intel and to the maximum extent possible under law. Transmeta and each Granting Subsidiary agrees that it shall provide Intel with drafts of the disclosing materials in which Transmeta or such Granting Subsidiary desires to disclose confidential information under this Section 7.11(b) at least five (5) business days prior to the proposed disclosure in order to afford Intel a reasonable opportunity to review and comment upon the proposed disclosure, and that it shall make any changes to such materials as requested by Intel to the extent permitted by law; or

(c)	subject to Sections 7.11(d) and 7.11(e) below, as otherwise may be required by law or legal process, including without limitation to legal and financial advisors in their capacity of advising a Covered Party with respect to such matters, provided such advisors are obligated not to further disclose to any other Person any portion these terms; or

(d)	during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of the other litigating parties and so long as (a) the restrictions are embodied in a court-entered protective order and (b) the disclosing Party or Granting Subsidiary informs the other Party in writing at least ten (10) days in advance of the disclosure; or
(e)	in confidence to legal counsel, accountants, banks and financing sources and their advisors having a reasonable need to know, solely in connection with complying with information requests associated with contemplated and executed financial transactions, subject to customary written obligations of non-disclosure, non-use and safe-keeping; or

(f)	Intel and its Covered Subsidiaries may state to any potential customer and any customer who has purchased an Intel Licensed Product that they believe such Intel Licensed Product is licensed under Transmeta’s Patents; or

(g)	Transmeta and its Covered Subsidiaries, if any, may, under a written agreement containing reasonable and customary non-disclosure terms, disclose to any potential customer and any customer who has licensed Transmeta’s Power Management Technology the exact text of Sections 3.1(a) and 3.1(b); or

(h)	Intel may disclose to its Minority Subsidiaries (and their shareholders) the terms of this Agreement to inform or facilitate the Minority Subsidiaries’ decision on whether to elect to be bound by this Agreement pursuant to Section 3.4(b) hereof; or

(i)	Either Party may file this Agreement in the United States Patent and Trademark Office in accordance with 35 USC §135(c) and 37 CFR §41.205, in which case the Party shall file the Agreement in a sealed envelope and request pursuant to 37 CFR §41.205(c) that the document be kept separate from the file of any application or interference, and made available only to government agencies on written request, or to any Person upon petition accompanied by the fee set forth in 37 CFR §41.20(a) and upon a showing of good cause.
Additionally, each Party may use similar terms and conditions in other agreements.
7.12.	Publicity. Subject to the provisions of Section 7.11, the Parties agree they will make no public statements or announcements relating to this Agreement. Notwithstanding the foregoing, both Parties shall have the right under a confidentiality agreement to inform third parties under a confidentiality agreement of the rights, obligations and benefits granted to them and their Covered Subsidiaries under this Agreement.
7.13.	Force Majeure. The Parties and their Granting Subsidiaries shall be excused from any failure to perform any obligation under this Agreement to the extent such failure is caused by war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the Party or Granting Subsidiary excused from performing under this Section 7.13; provided, however, for clarity, that the refusal of a Party’s (or any Covered Subsidiary or Granting Subsidiary) to allow its Subsidiary to perform the Subsidiary’s obligations under this

Agreement shall not be deemed to be beyond the control of such Subsidiary or the person so refusing, and shall be deemed a breach of this Agreement by both such Person and such Subsidiary.
7.14.	Assignment of Patents. The Parties and their Granting Subsidiaries agree that the rights, licenses and covenants granted under this Agreement shall run with the assignment of any Patents. Furthermore, neither Transmeta nor any of its Granting Subsidiaries shall assign or grant any right under any of its Patents unless such assignment or grant is made subject to the rights and licenses granted under this Agreement. Any purported assignment or grant of right in violation of this Section 7.14 shall be null and void.
7.15.	Patent Inquiries. Each Party (and, in the case of any Person that was but is no longer a Granting Subsidiary, any such Person) shall, upon a request from the other Party sufficiently identifying any patent or patent application, inform the other Party as to the extent to which said patent or patent application is subject to the licenses and other rights granted under this Agreement. If such licenses or other rights under said patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the Party making such request, unless such disclosure is prevented by such contract, and in such event, a statement of the nature of such restriction shall be provided.
7.16.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart or other signature delivered in electronic form or by facsimile by a Party shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that Party.
[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties to have caused this Agreement to be duly executed on the date below written.

INTEL CORPORATION		TRANSMETA CORPORATION

By:	/s/ SUZAN A. MILLER	By:	/s/ LESTER M. CRUDELE

Suzan A. Miller		Lester M. Crudele

Printed Name		Printed Name

Vice President & Deputy General Counsel		President & Chief Executive Officer

Title		Title

December 31, 2007		December 31, 2007

Date		Date

Exhibit A
Form of Technology License Agreement